Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF
PERMA-FIX ENVIRONMENTAL SERVICES, INC.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:  The name of the corporation is Perma-Fix Environmental Services, Inc. (the “Corporation”).

SECOND:  At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted declaring the advisability of an amendment to the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), as follows, and providing that:

The first two paragraphs of Article Fourth of the Corporation’s Certificate of Incorporation are hereby deleted in their entirety and replaced in their entirety by the following:

“FOURTH:  The total number of shares of capital stock that the Corporation shall have authority to issue is 77,000,000, of which 75,000,000 shall be designated as common stock, par value $.001 per share (“Common Stock”), and 2,000,000 shall be designated as preferred stock, par value $.001 per share (“Preferred Stock”).

Upon this Certificate of Amendment of the Certificate of Incorporation of the Corporation becoming effective in accordance with the terms hereof and pursuant to the General Corporation Law of the State of Delaware (the “Amendment Effective Time”), every five (5) shares of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Amendment Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.001 per share, of the Corporation (the “New Common Stock”)(such formula herein, the “Determined Ratio”). Further, every right, option and warrant to acquire shares of Old Common Stock outstanding immediately prior to the Amendment Effective Time shall, as of the Amendment Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) share of New Common Stock based on the Determined Ratio of shares of Old Common Stock to shares of New Common Stock, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted).

Notwithstanding the immediately preceding paragraph, the Corporation shall not be required to issue or deliver any fractional shares of New Common Stock. Each holder of such New Common Stock shall be entitled to receive for such fractional interest, and at the Amendment Effective Time any such fractional interest in such shares of New Common Stock shall be converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) such fractional share interest to which the holder would otherwise be entitled by (ii) the closing sale price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Amendment Effective Time on The NASDAQ Stock Market, or if the principal exchange on which the Common Stock is then traded is other than The NASDAQ Stock Market, such exchange as may be applicable. Shares of Common Stock that were outstanding prior to the Amendment Effective Time and that are not outstanding after the Amendment Effective Time shall resume the status of authorized but unissued shares of Common Stock.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

THIRD:  That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH:  This Certificate of Amendment of the Certificate of Incorporation was duly adopted at said meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH:  In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment shall be effective as of 12:01 a.m. on October 15, 2013.

IN WITNESS WHEREOF, Perma-Fix Environmental Services, Inc. has caused this Certificate of Amendment to be signed by its Corporate Secretary, this 11th day of October, 2013.

By:	/s/Ben Naccarato
Ben Naccarato, Corporate Secretary